UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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BENIHANA INC.
(Name of Registrant as Specified in Its Charter)

RHA TESTAMENTARY TRUST BENIHANA OF TOKYO, INC. KEIKO ONO AOKI
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Benihana of Tokyo, Inc. (“BOT”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange  Commission  of a proxy statement and an accompanying GOLD proxy card to be used in connection with the  solicitation  of proxies against the proposed reclassification of the Class A Common Stock of Benihana Inc. (“Benihana”) into Common Stock which will be voted  on  at  a  special meeting  of  the  Company’s  stockholders to be held on September 12, 2011.

On August 15, 2011, BOT delivered the following letter to the common stockholders of Benihana:

Benihana of Tokyo Sends Letter to Common Stockholders of Benihana Inc.

Urges Fellow Common Stockholders to Vote the GOLD Proxy Card to Reject the Ill-Advised & Dilutive Reclassification Proposal at the Upcoming Special Meeting

NEW YORK, Aug. 15, 2011 /PRNewswire/ -- Benihana of Tokyo, Inc. (“BOT”), Benihana’s largest common stockholder, today announced that it has delivered a letter to common stockholders of Benihana Inc. (Nasdaq: BNHN).

The full text of the letter follows:

August 15, 2011

Dear Fellow Benihana Inc. Common Stockholders:

THE PROPOSED RECLASSIFICATION IS NOT IN YOUR BEST INTERESTS AS A COMMON STOCKHOLDER!

DO NOT BE MISLED -- THIS RECLASSIFICATION WAS CAREFULLY DESIGNED TO INCREASE THE VOTING POWER OF CERTAIN SELF-INTERESTED INSIDERS SO AS TO HELP MAINTAIN THEIR CONTROL OVER YOUR BOARD

VOTE THE GOLD PROXY CARD TODAY TO BLOCK THE ILL-CONCEIVED RECLASSIFICATION AND TO PRESERVE YOUR RIGHTS & VOTING POWER

As a fellow common stockholder of Benihana Inc. (“Benihana” or the “Company”), we are writing to urge you to support our efforts to defeat the proposed reclassification of the Company’s Class A Common Stock into Common Stock (the “Reclassification”) at the upcoming special meeting of stockholders on September 12, 2011.   If approved, this Reclassification would have the effect of diluting the collective voting power of the Company’s common stockholders by more than 50%, while greatly increasing the voting power of the Company’s Class A stockholders -- many of whom are Company insiders and management.

Benihana of Tokyo, Inc. (“BOT”) has been a stockholder of Benihana, Inc. since its inception and is the Company’s largest common stockholder.  BOT was established in the 1960’s by the late Rocky Aoki, who was the founder of the “Benihana” restaurant concept.  Today, BOT owns or operates 16 Benihana restaurants in certain territories outside the continental United States, South America and the islands of the Caribbean Sea.  Our interests are aligned with yours in protecting our respective investment in the Company and not allowing Benihana to be controlled by a group of self-interested insiders.

THIS RECLASSIFICATION IS COSTING YOU MORE THAN JUST YOUR VOTING RIGHTS

We find it unconscionable that your Board of Directors spent upwards of $1.5 million in stockholder money to conduct a ten-month “strategic review process” only to terminate such process in favor of this one-sided Reclassification.  Now, to add insult to injury, we believe the Company will end up spending at least another $1 million of your money to seek approval of this ill-advised action that would dilute your interests while greatly benefitting certain insiders. We think it’s no mere fluke that the members of the Board’s Executive Committee that recommended this transaction currently hold the vast majority of their Benihana stock as Class A shares.

Nor do we think it any coincidence that a significant portion of the Company’s Class A stock is held by insiders and management.  In fact, in the past 8 months alone, the Company has granted at least 625,000 shares of Class A common stock to certain executive officers, including 400,000 shares to the CEO.  If the Reclassification were to be approved, the voting rights of these executive officers would increase tenfold.  How can this Board tell you with a straight face that it approved this Reclassification with our best interests as common stockholders in mind?  One thing is clear -- the current BFC-dominated Board continues to demonstrate a complete and utter disregard for its fiduciary duty to protect and grow the value of our investment.

WE BELIEVE THE BOARD IS ATTEMPTING TO DILUTE THE VOTING POWER OF THE COMMON STOCKHOLDERS SO IT CAN MANIPULATE THE ELECTION OF DIRECTORS AT THE 2011 ANNUAL MEETING

THE DUBIOUS TIMING OF THE SPECIAL MEETING CORROBORATES OUR SUSPICIONS ABOUT THE COMPANY’S ENTRENCHMENT INTENTIONS

WHY ELSE WOULD THE COMPANY BE SPENDING SIGNIFICANT STOCKHOLDER MONEY IN RUSHING TO HOLD A SPECIAL MEETING NOW WHEN THE ANNUAL MEETING IS JUST AROUND THE CORNER?

We seriously question the timing of the Reclassification and the Special Meeting.  Why is the Board rushing to hold a special meeting to vote on the Reclassification when they could have easily included it on the agenda at the 2011 Annual Meeting later this year?   This only corroborates what we believe to be the real reason behind the Reclassification -- to manipulate the corporate voting machinery to entrench BFC and Coliseum while diluting the common stockholders.  We urge you to join us in sending a strong message that the common stockholders will not stand for this coercive behavior from its Board.

The timing of the special meeting is even more troubling when you consider that the Company’s past two annual meetings have been held on August 20, 2009 and September 28, 2010. We are seriously concerned that one of the Company’s primary motives for approving the Reclassification may be to “stack the deck” and dilute the voting power of the current common stockholders at the 2011 Annual Meeting. We cannot think of any other legitimate reason for not including the Reclassification proposal on the agenda for the 2011 Annual Meeting.

DO NOT BE FOOLED!

THIS RECLASSIFICATION HAS NOTHING TO DO WITH GOOD CORPORATE GOVERNANCE AND INCREASED LIQUIDITY AND HAS EVERYTHING TO DO WITH BFC’S PENCHANT FOR “CREEPING CONTROL”

The Board would have you believe that the real reasons behind the Reclassification are based on good corporate governance and an effort to increase the liquidity of the stock.  Do not be misled!  Judging from BFC’s past history with other portfolio companies, including Woodbridge Holdings, LLC, BankAtlantic Bancorp, Inc. and Bluegreen Corporation, we believe this Reclassification is really just another step in BFC’s efforts to assume “creeping control” of Benihana like it did at these other companies.  The Board’s actions over the last two years demonstrate a disturbing pattern of manipulation and self-dealing.  Consider the following:

•
In January 2010, the Company sought approval for the issuance of 12,000,000 additional Class A shares that would effectively give the Company the ability to conduct an issuance of Class A Stock that would be highly dilutive to all stockholders except for BFC.  Then, when it appeared that this issuance would not be approved by stockholders, the Company changed the proposal into a sham merger structure that effectively allowed BFC, whose shares would not be diluted, to (i) vote on an as-converted basis, while also requiring a vote of all classes combined and (ii) gain the votes, under NYSE rules, of retail stockholders who had not submitted a proxy.  In fact, the BFC Transaction passed by less than one-half of 1% of the outstanding voting power.

•
Between December 8, 2010 and January 24, 2011, the Board proceeded to grant at least 625,000 Class A restricted shares to management.  These grants would increase the cost of acquiring Benihana by millions, all during a time it was purportedly engaged in a sale process.

•	On May 20, 2011, BFC converted 200,000 shares of its Class B stock to 397,328 shares of common stock.

•	On June 9, 2011 the Company disclosed that all stockholders who held their shares as of May 23, 2011 would be able to vote at the special meeting to approve the Reclassification.

•
Between June 14 and June 24, 2011 Coliseum Capital, who has a representative on the Board as a Class A Director, purchased an additional 380,000 shares of Class A stock and 321,560 shares of common stock.  These shares would not be allowed to vote as they were not held on the May 23rd record date

•
On July 12, 2011 the Company filed an updated registration statement disclosing a new record date of July 18, 2011.  Now Coliseum’s shares, which they purchased knowing that such shares could not be voted, all of a sudden can conveniently be voted at the Special Meeting.  We question whether Coliseum acquired such additional shares with inside, non-public knowledge that the record date would soon be changed.

•	On July 15, 2011 BFC converted a further 100,000 Class B shares into 197,721 shares of common stock. These shares also would not have been allowed to be voted under the original May 23rd record date.

It appears that BFC’s modus operandi, once it identifies a target, is to: (1) obtain a significant ownership position, (2) conduct a highly dilutive rights offering to further increase its position and (3) complete its assertion of control. In fact, we believe Benihana is the only company in the BFC portfolio in which BFC does not control at least 50% of the voting power.  Consider the following:

•
BFC acquired 100% ownership of the Class B stock of Woodbridge, following which Woodbridge increased its authorized Class A common stock and conducted a rights offering.  At the close of the offering BFC increased its voting control to 73.8% and later merged Woodbridge into BFC.

•
BFC acquired 100% ownership of the Class B stock of BankAtlantic.  BFC then increased its ownership of the Class A common stock to 23.3%.  BankAtlantic engaged in a rights offering which recently expired on June 16, 2011. Now BFC  owns 100% of the class B shares and 52.6%% of the class A shares.  Once again, BFC has shown its penchant for gaining control through a dilutive rights offering.

•
BFC had ownership of approximately 29% of Bluegreen.  Bluegreen then voted to increase its authorized outstanding common stock by 50 million shares.  In a Schedule 13D filed on November 20, 2009, BFC announced that it had increased its holdings in Bluegreen to approximately 52% of the outstanding stock and would consider doing a rights offering.

By seeking to eliminate the Class A shares and increase their voting power, while diluting the common stockholders, the Reclassification will greatly enhance the ability of BFC and Coliseum to control our company.  Why should we believe anything else is motivating BFC in proposing the Reclassification?

We hope it’s clear to you that the Reclassification is nothing more than a disingenuous attempt to solidify BFC’s stranglehold on the Company.  The purported reasons that the Company gives for approving the Reclassification, including greater liquidity, alignment of voting and economic interests and the simplification of the capital structure, are nothing more than a “smokescreen” to hide BFC’s true intention of solidifying its control over the Company by disenfranchising and diluting the common stockholders.

Unfortunately, this Board’s recent actions are entirely consistent with how BFC-dominated companies have dealt with stockholders in the past.  In the past year alone, Class A stockholders and the common stockholders have been diluted by over one million shares, and we fear this Reclassification is just another step in a plan for continued stockholder disempowerment and dilution.  Class A stockholders currently have rights to 25% of the Board (or the next higher whole number - they currently have 3 of 10 seats) and they have the right to vote as their own class in order to prevent potentially dilutive transactions.  While BFC seems perfectly fine with retaining these rights for itself while eliminating them for other stockholders - we are not!

THE COMPANY’S STATED REASONS FOR ADOPTING THE RECLASSIFICATION ARE FALSE AND MISLEADING

We agree with Institutional Shareholder Services that dual class stock structures are normally stockholder unfriendly.  Yet, even if the Reclassification is approved, Benihana will still have a dual class stock structure.  The BFC-controlled Class B shares will still exist, they will still be entitled to a 5% dividend, they will still have the right to a director on the Board, and they will still have the right to block any shareholder vote requiring a vote by class.  All this “reclassification” truly accomplishes is a reduction of the common stock voting power by over 50%, while offering us common stockholders nothing in return for this substantial loss of rights!

The Board’s argument that combining the two classes will result in greater liquidity and may make our stock more attractive to institutional investors is simply not credible.  Class A shares are more liquid than the common stock and currently trade at almost six times the volume.  If common stockholders wish to take advantage of the liquidity that the Class A stock has to offer, they may simply convert their common stock to Class A stock on a one-for-one basis.  The truth is that we are not aware of any corresponding investor relations program the Company has launched to increase interest in Benihana shares and therefore are doubtful that any institutions have expressed concern about a Benihana investment because of our share structure.  Even in the Company’s own materials they only site “liquidity concerns that institutional investors typically express” perhaps because no institution has actually addressed such a concern to Benihana.

What the Board so cavalierly describes as a “simplifying” is really a manipulation of the common stockholders.  For years, options have been granted using the Class A shares, with the full knowledge of all classes of stockholders.  At the time, we believed it was actually good corporate governance to award Class A shares due to their lower voting power, which would reduce the entrenching effect of such grants.  We have voted to approve compensation packages on this basis.  Had we known that the Company would later seek to bring the Class A voting to a one-to-one basis with the common stock, we would not have approved such incentive plans.  Now, after granting over 625,000 Class A shares to management in the past year alone, the current Board wants to increase the voting power of such shares by 10 times!  This is simply unacceptable to common stockholders without a substantial restructuring, including clawbacks, of previous share grants.

Further, The Company purportedly wants to eliminate its shareholder rights plan or “poison pill” (even though they extended this same poison pill less than 6 months ago), but even though they have the ability to take this commendable corporate governance action right now, they have chosen to condition it on the approval of the Reclassification.  We cannot think of any good reason to tie the termination of the Company’s poison pill to the approval of the Reclassification.  Ask yourself how genuinely concerned the Board is in maintaining proper corporate governance.

THE COMPANY CONDUCTED A FLAWED PROCESS IN CONSIDERING AND APPROVING THE RECLASSIFICATION

We are concerned that the process conducted by the Company in considering and approving the Reclassification may not have been appropriately conducted. We believe at least five of the ten members of the Board have interests in the Reclassification that significantly diverge from the best interests of the vast majority of the Company’s unaffiliated common stockholders. BFC principals or employees currently hold four of ten Benihana director positions, while director Adam Gray is the managing partner of Coliseum, whose voting rights are set to increase by almost 50% under the proposed Reclassification.

We question why the Board did not form an independent special committee to review and consider the Reclassification. In fact, we have reason to believe it was these five Board members who, acting through an Executive Committee of the Board, controlled the process that resulted in the approval of the Reclassification, an action that benefits these Board members and their respective affiliates and associates. We are troubled that the Executive Committee of the Board is made up of three BFC director representatives, Messrs. Levan, Abdo and Dornbush, and a fourth director, Richard C. Stockinger, whose compensation is determined by the BFC-controlled compensation committee and who is the recent beneficiary of 400,000 Class A shares.  The fifth member is Adam Gray of Coliseum, the largest Class A stockholder. We are further troubled by the apparent lack of transparency in the Executive Committee’s deliberations as it is our understanding that the Executive Committee has been controlling all key Board decisions and actions behind closed doors.

We believe these clear conflicts of interest and related party transactions cast doubt on whether the best interests of the Company’s common stockholders were adequately addressed throughout the failed sale process and the process that led to the Reclassification.

In our opinion, the Board has not lived up to its responsibilities to protect the best interests of all Benihana stockholders in approving the Reclassification. The Board’s fiduciary duty is to focus on the best interests of all the Company’s stockholders, and we believe that an independent and conflict-free committee of the Board should have reviewed this proposed action before it was presented to the full Board for consideration.

WE HAVE SIGNIFICANT CONCERNS WITH BFC’S TRACK RECORD OF DESTROYING STOCKHOLDER VALUE AT ITS PORTFOLIO COMPANIES

DO NOT LET BENIHANA BECOME THE NEXT BFC, BLUEGREEN OR BANKATLANTIC!

BFC’s record with respect to its portfolio companies should also cause alarm.  Since BFC became listed on June 22, 2006, consider:

•	BFC trades on the pinksheets as BFCF.PK. On June 22, 2006 its adjusted closing price was $5.95. On August 9, 2011 its adjusted closing price was $0.35, a loss in shareholder value of 94%.

•	BlueGreen trades on the NYSE as BXG. On June 22, 2006 its adjusted closing price was $11.32. On August 9, 2011 its adjusted closing price was $2.24, a loss in shareholder value of 80%.

•
BankAtlantic trades on the NYSE as BBX.  On June 22, 2006 its adjusted closing price was $68.00.  On August 9, 2011 its adjusted closing price was $0.68, a loss in shareholder value of an astounding 99%.

There is no way the Company can defend Mr. Levan’s track record of stockholder value destruction.

PROTECT YOUR INVESTMENT AND VOTE “NO” ON THE RECLASSIFICATION

WE URGE YOU TO VOTE AGAINST THE RECLASSIFICATION PROPOSAL BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD AS SOON AS POSSIBLE

If you have any questions or require any assistance with your vote, please contact SCB Advising, Inc., who is assisting us, at 1-877-786-3323 or 1-646-290-5243.

Thank you for your support,

/s/ Keiko Ono Aoki

Contact:

Steven Balet
(917) 261-2217